Exhibit 99.2

First Quarter Fiscal 2011 Earnings

Conference Call Script

January 28, 2011

Pat Davidson

Good morning and thanks for joining us.  Earlier today, we published our first quarter results for fiscal 2011.  A copy of the release is available on our website at www.oshkoshcorporation.com.  Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website.  The audio replay and slide presentation will be available on our website for approximately 12 months.  Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements are subject to risks that could cause actual results to be materially different.  These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC.  We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Presenting today for Oshkosh Corporation will be Charlie Szews, President and Chief Executive Officer, and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Charlie.

Charlie Szews

Oshkosh Q1 FY11 Results

Thank you, Pat.  Good morning and thank you all for joining us today.  We are continuing the approach we began with our previous quarterly conference call to reduce some of the repetitiveness that creeps into the call.  Instead of methodically running through each of our segments, we will discuss overall company results and outlook, with particular focus on actions we are taking to drive the business during this transition year.  This should shorten our prepared remarks and leave more time for questions.

With that, let’s get started.

For the quarter, our sales decreased 30% to $1.7 billion, leading to lower operating income of $169 million and earnings per share (“EPS”) of $1.09.  This quarter we began our transition from high volume production of M-ATVs to the gradual launch of production of the U.S. Army’s FMTV at what we expect to be near break even margins for fiscal 2011.  These margins are significantly lower than the margins we achieved on the M-ATV program.  This transition will challenge our quarterly earnings comparisons in fiscal 2011 but we do expect to be solidly profitable each quarter this year.  Beyond fiscal 2011, we have good visibility in our defense segment with several programs of record, and ample opportunities to drive our defense business forward by reducing our FMTV costs and pursuing domestic and global programs.  We believe JLG is beginning to turn the corner and that should provide a lift for our Company.  We also have initiatives to reduce the cost structures in several of our businesses that are not recovering as quickly as JLG.  And, our continued focus on debt reduction provides us with options and flexibility to pursue growth initiatives.

We will be working throughout fiscal 2011 to position Oshkosh Corporation to be able to return to growth in fiscal 2012.  I’ll talk more about this in the upcoming slides.

Let’s dive a little deeper into the operating highlights for the quarter.  Please turn to slide 4.

Q1 FY11 Operating Highlights

During the quarter, we completed delivery of the final 322 M-ATVs from the original orders for 8,079 units compared to about 2,300 units delivered during the prior year first quarter.  We continued to deliver a high volume of M-ATV spares kits in the quarter, which drove up our defense margins despite the drop in M-ATV vehicle volume.  It was a great team effort across our entire Company to deliver these vehicles at unprecedented speed to our troops in Afghanistan.  But then, it is easy to rally our people around such an important mission.  We continue to hear from the field that the M-ATV has proven its worth in theater both for its ability to protect our men and women and also for its ability to traverse the most difficult terrain.  This leads us to believe that it will be part of the continuing force structure and that Oshkosh will generate M-ATV related revenues for years to come, whether it be for new vehicles, spares or upgrades.

The defense team continues to extend the M-ATV family of vehicles with the award of a contract modification for 250 ambulances, and a follow-on award of 46 special forces vehicles.  We’re working on additional variants that meet other mission requirements, and we’re continuing to design platform upgrades like the order for 800 M-ATV bolt-on protection kits.  The team also conducted M-ATV trials in another Middle East country just this month.  International sales opportunities take more time to develop, but we do believe we have a game changing vehicle that is drawing considerable foreign interest, most likely for 2012 production or later.

Our attractive pricing on the FMTV program caught the attention of the U.S. Department of Defense, which led to additional orders totaling $1.2 billion in the first fiscal quarter.  To date, we’ve received orders for approximately 18,000 FMTV trucks and trailers.  Many of these units will be delivered in fiscal 2012 and 2013, providing us with excellent visibility for this program.  As you may recall, the request for proposal (“RFP”) called for up to 23,000 trucks and trailers.  We now believe the U.S. Army will ultimately order many more FMTVs than the original 23,000 in the RFP.

Our team has been working hard to launch the FMTV for the U.S. Army over the last 11 months since we were given the green light to officially begin work on the FMTV contract.  We began to ramp up production in the first quarter, and will continue to ramp up daily production through the remainder of fiscal 2011 to about double the daily rate we originally anticipated from the RFP.  This will cause us to spend $20 to $25 million more in capital than we originally expected to reach these production levels as we tool up and re-arrange our manufacturing facilities to accommodate the significantly higher than expected production rates.  We also expect to hire 650-750 employees begining in the next few weeks to support the higher production levels.  We have experienced some start-up issues on this program, typical with what would be expected for a program of this magnitude and complexity, but we are confident in our ability to successfully ramp up production and build trucks profitably once we achieve full rate production.

In our press release, we noted very strong order flow for our access equipment segment during the quarter.  In fact, orders at JLG from external customers more than doubled over the prior year quarter.  Replacement demand in North America, along with economic growth and product adoption demand in emerging markets, drove the increase in orders.  This performance is encouraging, but we probably still need another few quarters to better assess the strength of the recovery.

Access equipment demand in Europe is not recovering as quickly as in North America.  Accordingly, we have commenced discussions with our employees or their representatives in several European countries regarding plans for reductions in our administrative and manufacturing footprint across Europe.

Despite encouraging orders in access equipment, we still face challenging market conditions in our fire & emergency and commercial segments.  We’re disappointed in our first quarter performance in these two segments.  Weak municipal tax receipts and a higher mix of body only deliveries led to lower sales of fire apparatus and concrete mixers in the quarter, respectively.  Municipal spending levels have also had some effect on our refuse collection vehicle (“RCV”) sales, but not as much as we have seen in the fire market.  In addition, some commercial waste haulers delayed sizeable orders that we had expected to receive in the quarter.

We purposely delayed certain staffing reductions in these segments in the hope that the economic recovery would be a little stronger.  We recently announced actions that will help better align our cost structure in each of these segments.  I’ll talk more about these in an upcoming slide.

Please turn to slide 5.

Market Conditions

The President’s fiscal 2011 budget still has not been signed, and the U.S. government is operating under a Continuing Resolution through March 4.  The impact of this on defense spending is that, in general, federal departments are operating at fiscal 2010 budget levels and no new programs can be launched until a budget is finalized.  For Oshkosh, we have a significant backlog in defense for the remainder of fiscal 2011, but it is possible that the delay in the approval of the President’s fiscal 2011 budget could move some of our planned Army and Marine Corps heavy tactical vehicle sales into fiscal 2012.  The Continuing Resolution may also impact some programs that we had expected to come out for bid in fiscal 2011, including programs to upgrade Humvees.  In the meantime, we’re still working hard every day to support our men and women in the armed forces and to serve our DoD customer.  We’re also pursuing various initiatives that we believe will position us well when programs relevant to Oshkosh are put out for bid.

We’re still a few weeks away from the release of the fiscal 2012 federal budget.  As a result, we aren’t able to comment on the Defense budget request specifically, but we do know that Defense Secretary Gates has already discussed certain aspects of his plan to take further costs out of the DoD.

As you might guess from my earlier comments and from the backlog at the access equipment segment, we continue to be encouraged by signs in the access equipment markets.  Utilization rates in the U.S. continued to increase during the quarter, as did used equipment values.  Hourly rental rates have also begun to recover, another positive sign.  We continue to believe fiscal 2011 demand for access equipment in the U.S. will largely be driven by replacement of aging fleets instead of economic growth driven demand.  Demand for access equipment in emerging markets remains strong, and we expect this trend to continue for the foreseeable future.  In Europe, we’re beginning to hear some level of optimism from our customers; however, it’s going to be a while before we see a significant contribution to this segment’s growth from this region.

While we have seen some signs of stabilization in the North American fire truck market over the last several quarters, this market remains depressed at a rate down 25% - 30% from historical levels. We believe that it will be sometime in 2012 or 2013 before we start to see significant improvement in this market.  In the meantime, international orders have helped offset some of the weakness we have seen in our domestic market, and we continue to innovate, seeking to capture more of the available demand.

Concrete mixer volumes for the domestic market are down approximately 90% from the peak and are also not yet showing any significant signs of recovery.  We also noticed a trend in the quarter of more refuse haulers evaluating and deciding to shift purchases to compressed natural gas, or CNG, powered RCV units.  We believe that this trend contributed significantly to a delay in orders and sales of RCVs in the quarter because our customers could not secure the right chassis to support their shift to CNG.  We believe the demand is still there, just pushed out later.   We have already seen a nice rebound in RCV orders in January, which we believe supports our view.  As a leader in CNG technology for the RCV market, we’re in a strong position to support our customers’ shift to more green technology fleets.

Please turn to slide 6.

Recent & Planned Oshkosh Actions

We continued work this quarter on optimizing our manufacturing footprint around the world to rightsize our businesses for a gradual economic recovery.  We are nearing completion of the integration of our JerrDan towing & recovery business into JLG operations and our mobile medical business into our Pierce and Frontline operations in Florida.  We have had some challenges with our JerrDan move, but we are catching up to schedule and expect to be in high gear soon.  On a bright note, our parts fullfillment through JLG aftermarket systems is now greatly improved from what JerrDan ever accomplished on its own.

Earlier this month, we announced that we will be moving manufacturing of our Medtec ambulances to our Pierce facility in Bradenton, Florida.  And, I earlier mentioned our intention to consolidate facilities for JLG manufacturing in Europe.  Each of these moves is part of our on-going plan to become more efficient and more effectively utilize our manufacturing space.

We’ve also implemented additional workforce and other cost reduction measures in our non-defense segments.  These actions are intended to further align our businesses for the gradual recovery that we expect in some of our markets.  We expect annualized savings from the facility consolidations and other actions we have initiated over the last two quarters, when fully implemented, to approximate $37 million.  Dave will provide some more detail on the expected savings and related charges in a few minutes.

We continued to implement the Oshkosh Operating System (“OOS”) in the quarter with all segments completing gap analyses between current and desired future state and developing action plans to close the gaps in our processes.  We believe this initiative will greatly enhance our operational efficiency throughout the company as we implement OOS over the next two to three years.  Through OOS, we are becoming more metrics-driven and will be able to more effectively serve our many different customers.

While some of our end markets are improving and some still remain weak, we haven’t slowed down our activities on new product introductions.  Over the next several quarters, you can expect a number of new product launches that we believe will help ensure that we maintain our market leadership positions.  In particular, I invite you to visit our booths at both ConExpo and the Fire Department and Instructors Conference in March where we will launch new products for our concrete mixer, access equipment and fire & emergency customers.

Finally, in November 2010, we successfully completed the internationally acclaimed rough and rugged Baja 1000 race in Mexico with our Light Combat Vehicle (“LCV”).  Few dare to enter the race and fewer yet finish the race.  Our Oshkosh LCV was the largest and heaviest vehicle to ever complete the race.  It is a hybrid-electric powered unit with our next generation TAK-4 suspension system.  We received tremendous insight into our vehicle’s performance and reliability and are proud of how our vehicles performed on this very strenuous race course.   We have no doubt that our experience in one of the world’s most extreme off-road races will lead to new and enhanced technologies and capabilities enabling Oshkosh vehicles to be the obvious choice for extreme applications.

Please turn to slide 7 and Dave will take us through a brief discussion of our financial performance and our expectations for the remainder of fiscal 2011.

Dave Sagehorn

Thanks Charlie.

Consolidated Results

Consolidated net sales for the first fiscal quarter were $1.7 billion, a 30% decrease compared with the same quarter of last year.  As Charlie mentioned, the largest driver of our lower revenues in the quarter was lower M-ATV related sales.  We had $519 million in M-ATV related sales in the quarter, compared with $1.1 billion in last year’s first fiscal quarter.

Sales to external customers in our access equipment segment were up 30.4% compared to the prior year quarter.  Just as important, orders in this segment more than doubled and backlog more than tripled compared to the prior year quarter.

Sales in our two other segments were down compared to last year, reflecting still challenging market conditions as Charlie mentioned.

Operating income for the quarter was $168.7 million, or 9.9% of sales, compared to $325.7 million, or 13.4% of sales, in the prior year quarter.  The largest driver in the year-over-year change in operating income is the lower M-ATV sales.  And sequentially, for our non-defense segments, the first fiscal quarter is historically a difficult seasonal quarter as few customers seek delivery just before winter and also due to the large number of holidays in the quarter.  Included in the current year quarter operating income are charges of $11.3 million in the access equipment segment and $0.7 million in the fire & emergency segment related to the facility rationalization and other cost reduction actions that Charlie talked about.  We expect to record additional charges of $7.0 to $12.0 million related to these contemplated actions in our upcoming quarters.

EPS for the quarter was $1.09 compared to $1.90 from continuing operations in the first quarter of fiscal 2010.  EPS for the current year quarter included  $0.13 per share impact from charges related to the previously mentioned facility rationalization and other cost reduction initiatives.  EPS in the first quarter of fiscal 2010 included $0.20 per share impact of non-cash impairment charges.

Our tax rate in the quarter was 30.8%, including $9.0 million of benefits related to discrete items described in our press release.

We also reduced our debt by $115 million in the quarter.  We are pleased to have generated positive cash flow in a quarter that is more often a consumer of cash.

Please turn to slide 8 for a discussion of our fiscal 2011 outlook.

Fiscal 2011 Outlook

Refining our previous sales outlook for defense, we now believe our full year defense segment sales will be $4.4 - $4.5 billion.  Our ability to achieve this sales range is dependent on how and when Congress resolves the fiscal 2011 federal budget issue.  This estimate range assumes that certain funding in the President’s fiscal 2011 budget is put on contract in sufficient time for us to order parts, build the vehicles and ship them by fiscal year end.  We began to ramp up sales of FMTV production units in the first quarter at low volumes and expect FMTV sales volumes to increase significantly as we progress through the year.

Defense operating income margins in the first quarter benefited from a favorable sales mix, with M-ATV related sales comprising nearly half of the segment sales in the quarter, along with low FMTV volumes.  Looking at the remaining quarters in fiscal 2011, we expect M-ATV related sales to settle into a region considerably lower than in the first quarter and we expect significantly higher FMTV sales than in the first quarter.  We believe this will result in operating income margins in upcoming quarters that will be significantly lower than in the first quarter.  We continue to believe that full year operating income margins in this segment will be in the low double digits.

Strong access equipment segment orders in the first fiscal quarter reinforce our expectations for solid year-over-year sales gains to external customers in this segment in fiscal 2011.  We still believe that most of the growth will come from replacement demand in North America and from emerging markets.  We continue to believe that operating income margins in this segment will be in the low single digits, including the $11.3 million of restructuring charges recorded in our first quarter and additional charges we expect to record.  We expect that we will recognize additional costs that could total $2 - $7 million in the upcoming quarters related to these plans.  Benefits from the cost reduction actions initiated in this segment over the last two quarters are estimated to total approximately $18 million on an annualized basis, with approximately $8 million realized in fiscal 2011.

In the current environment of weak municipal spending with a fire market that is down 25% - 30% from historical levels, fire departments are taking longer to finalize equipment purchase decisions.  Pierce also has a sizeable order from the U.S. government that was protested and which the customer is currently reviewing.  The delay in being able to move forward on this order, along with the increased time it’s taking fire departments to complete orders, lead us to now believe that we will see slightly lower sales in the fire & emergency segment in fiscal 2011.  We expect that sales in the second half of the year will be stronger than in the first half, as Pierce delivers units under the recently awarded contract from Ghana for over 100 units.

Fire & emergency operating income margins in the first quarter were significantly lower than what we are accustomed to in this segment.  We do expect margins to improve in the upcoming quarters, but believe they will be lower than fiscal 2010 on a full year basis as a shift to units with lower content, increased new product development spending and a more challenging pricing environment, especially internationally, offset the partial year benefit of our cost reduction actions.

We expect the benefits of the facility rationalization and other cost reduction actions that we announced in this segment over the last two quarters to total approximately $12 million on an annualized basis, with approximately $2 million realized in the current fiscal year.  Similar to the access equipment segment, we expect to incur approximately $5 million of additional costs in the upcoming quarters related to these actions.

Our outlook for the concrete mixer business in fiscal 2011 remains unchanged.  We expect mixer sales in the U.S. to remain at extremely depressed levels, resulting in fleets that continue to age and that will eventually need to be replaced.  We expect that we will see continued growth in sales of concrete mixers to international markets.  Turning to RCVs, we are experiencing lumpiness in orders, especially from the large fleet customers.  Our orders in the first quarter were weaker than we expected, but orders so far in January have been very strong.  This leads us to believe that we will have sequentially higher sales in the second quarter in this segment.  We believe that some of our anticipated CNG-powered RCV orders could be delayed within calendar 2011.  As a result, we now believe that sales in the commercial segment will be approximately flat compared with fiscal 2010, which is down from our previous view of “up modestly”.

We continue to expect that operating income margins in the commercial segment will decrease slightly from fiscal 2010.  Recently enacted cost reductions will help offset the impact of lower volumes compared to our previous outlook.  We expect these cost reductions to generate annualized savings of approximately $7 million, with $5 million being realized in fiscal 2011.

I’ll close my comments with a few additional items.  We continue to expect our corporate expenses to be higher than last year due to investments in people, infrastructure and information systems.  We expect to deliver further debt reduction in fiscal 2011, but at a reduced pace compared to the first quarter.  We now believe that our capital expenditures will be approximately $125 - $135 million as we spend more to ramp up FMTV production.  And, we now estimate our tax rate will be approximately 36%, down from previous estimates due to the reinstatement of the R&D tax credit and certain other discrete items booked in the first quarter that will impact the full year tax rate.

I’ll turn it back over to Charlie.  Please turn to slide 9.

Charlie Szews

Thanks, Dave.

Oshkosh Corporation:  Focus Areas

Positioning for Growth

We have a lot going on.  Fiscal 2011 will be a year of transition as we ramp up to high volume FMTV production and step-up investments in people, facilities, new products and new markets to position the Company to return to growth in 2012.  We also expect to negotiate a new union contract at our Oshkosh facilities later this year.

Our key focus areas that will position Oshkosh Corporation for a return to growth are on this graphic.  We will be discussing our activities and progress on these key items with you on an ongoing basis throughout the year.  Today, we’ve talked much about our actions to optimize our operations and this will continue to be a major area of focus for us.

To support our improved operations, we have also been making investments in our people and in our support systems.  This is a multi-pronged approach that allows us to develop the right talent and leadership for Oshkosh, which is essential to our success.  We have programs in place to train and invest in our employees, from on-boarding, to career enrichment, to advancement.   We are accomplishing this with the Oshkosh Leadership Academy.  The Oshkosh Leadership Academy emphasizes leadership development through the combination of formal education, experience and reflection.  It is essential to our success.  Also key to our success is a multi-year project to upgrade our information systems to better support our ever changing Company.

At this time, I’ll turn it back over to Pat and the operator to begin the Q&A.

Pat Davidson

Thanks Charlie.  I’d like to remind everyone to limit their questions to one plus a follow-up. After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.

Post Q&A

Charlie Szews (final words)

A few closing comments.  I’d like to reinforce our commitment to serve and delight our customers and our shareholders.  We are optimizing our operations and investing in our people, our infrastructure and innovative product development so that we remain the market leaders with our current customers and attract new customers.  We view fiscal 2011 as the beginning of a journey that we expect will yield positive results as we seek to grow and deliver shareholder value.  We are mission driven to succeed.  Thanks for your time and interest today.